AMENDED AND RESTATED
                                   RULE 12B-1
                                DISTRIBUTION PLAN


         THIS RULE 12B-1 DISTRIBUTION PLAN, as adopted on January 28, 2000 and amended through the date hereof, is further amended and restated this ____ day of ___________, 2001, by the corporations listed on Schedule A, as such schedule may be amended from time to time, each a Wisconsin corporation (each a "Corporation" and collectively the "Corporations"); and

         WHEREAS, the Corporation engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940 (the "1940 Act"); and

         WHEREAS, the Corporation is authorized to create separate series, each with its own separate investment portfolio, and the beneficial interest in each such series will be represented by a separate series of shares (each series is individually a "Fund" and collectively, the "Funds"); and

         WHEREAS, each Corporation has adopted a multi-class plan pursuant to Rule 18f-3 ("Multi-Class Plan") that describes the different rights, privileges and expenses of each class; and

         WHEREAS, under the Multi-Class Plan, Advisor Class shares, Class A shares, Class B shares, Class C shares and Class L shares of the Funds are, and Investor Class shares and Class Z shares of the Funds may be, sold subject to a distribution fee paid pursuant to Rule 12b-1; and

         WHEREAS, the Corporations, on behalf of each Fund that is listed on Schedule A, as such Schedule A may be amended from time to time, desires to adopt a Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act ("Distribution Plan") with respect to the Classes shown on Schedule A ("Classes"),; and

         WHEREAS, the Corporations employ Strong Investments, Inc. as distributor of the securities issued by each Fund and may in the future pursuant to this plan employ other persons to act in that capacity (each such in such capacity the "Distributor"); and

         WHEREAS, the Corporations, with respect to the Classes, intend to enter into dealer, distribution and/or servicing agreements pursuant to the Distribution Plan with the Distributor and/or various dealers and/or service organizations ("Service Organizations") either directly or through the Distributor, pursuant to which the Distributor and/or the Service Organizations will make available or service the Classes or will offer the Classes for sale to the public; and

         WHEREAS, the Board of Directors of each Corporation, including the Rule 12b-1 Directors, as defined herein, have determined in the exercise of their reasonable business judgement and in light of their fiduciary duties that there is a reasonable likelihood that adoption of this Distribution Plan will benefit each of the Funds and the shareholders of each of the Classes; and

         NOW, THEREFORE, the Corporations, on behalf of the Funds, each hereby adopts this Distribution Plan on the following terms and conditions:

1. COMPENSATION. (a) The Funds are authorized to pay to the Distributor, as the distributor of shares of the Classes or pay directly to a Service Organization as compensation for the distribution of shares of the Classes and/or the servicing of shareholders of shares of the Classes at an annual rate not to exceed the following amount of each Fund's average daily net assets attributable to the shares of the Classes, respectively:

         (i) Investor and Advisor Class and Class Z shares. For Investor and Advisor Class and Class Z shares, the fee paid pursuant to this Distribution Plan shall not exceed the annual rate of 1.00% of the Fund's average daily net assets attributable to Investor or Advisor Class or Class Z shares, respectively.

         (ii) Class A shares. For Class A shares, the fee paid pursuant to this Distribution Plan shall not exceed the annual rate of 0.25% of the Fund's average daily net assets attributable to Class A shares.

         (iii) Class B shares. For Class B shares, the fee paid pursuant to this Distribution Plan shall not exceed the annual rate of 1.00% of the Fund's average daily net assets attributable to Class B shares.

         (iv) Class C shares. For Class C shares, the fee paid pursuant to this Distribution Plan shall not exceed the annual rate of 1.00% of the Fund's average daily net assets attributable to Class C shares.

         (v) Class L shares. For Class L shares, the fee paid pursuant to this Distribution Plan shall not exceed the annual rate of 0.75% of the Fund's average daily net assets attributable to Class L shares.

         (b) Of the above amounts, no more than 0.25% of the Fund's average daily net assets of each Class may be used to compensate the Distributor and/or Service Organizations for servicing activities.

         (c) The Distributor may retain any amounts that it receives under this Distribution Plan, which are not paid to Service Organizations for distribution and/or shareholder services.

         (d) Notwithstanding the foregoing, in no event shall any such expenditure paid by the Fund as an "asset-based sales charge," as defined in NASD Conduct Rule 2830, exceed (together with any applicable sales load for each of the Classes) the amount of permissible "sales charges" specified in NASD Conduct Rule 2830. The amount of such compensation shall be calculated and accrued daily and paid monthly or at such other intervals as each Corporation shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc.

          (e) Each Distribution Agreement between the Corporations, on behalf of each Fund, and each Distributor relating to Class B shares, shall be in writing and shall provide that, notwithstanding anything to the contrary in this Plan or such Distribution Agreement:

         (i) On the settlement date of the sale of each Class B share of any Fund while the Distributor is acting as Distributor for such Fund, the Distributor will be deemed to have fully earned the 0.75 % per annum portion of the 1.00 % per annum fee that thereafter accrues in respect of the net asset value attributable to such Class B share and any other Class B share of any Fund directly or indirectly derived from such Class B share through reinvestment of distributions, share exchanges or otherwise (the "Earned Distribution Fee");

         (ii) The Distributor's right to its Earned Distribution Fee that may arise in respect of any Class B share of any Fund shall not be terminated or modified in any manner (including, without limitation, by way of termination of this Plan, the Distribution Agreement or the role of such Distributor as principal distributor of the Class B shares of such Fund or by a change in the rate of the Distribution Fee or in the conversion features of such shares) except (a) to the extent required by a change in the 1940 Act, Rule 12b-1 thereunder or the NASD Conduct Rule 2830, in each case enacted or promulgated after the date of this Amendment and Restatement, or (b) by the full Board of Directors of each Fund acting in good faith after determining that such termination or modification is in the best interests of each such Fund and the Class B shareholders thereof, and then only so long as after the effective date of such modification or termination neither the Funds, the Corporations on behalf of any Fund, nor any successor corporation or fund to any Corporation or Fund or any corporation or fund that acquires substantially all the assets of any Corporation or Fund, nor any Fund sponsor or affiliate thereof, pays, directly or indirectly, a higher fee for share distribution than the modified Distribution Fee or any fee or expense reimbursement for the provision of shareholder services, in each case in respect of the Class B shares or any substantially similar class of shares of any Fund;

         (iii) The Fund will not take any action to waive or modify in any manner any contingent deferred sales charge ("CDSC") payable in respect of any Class B share of any Fund after the date treated as the issue date of such share for purpose of determining the amount of the CDSC (the "Issue Date"), except such waivers as are required by the Fund's prospectus on the Issue Date for such share, or to terminate or modify in any manner such Distributor's right to the CDSCs in respect of such share after the Issue Date of such share;

         (iv) Such Distributor may assign, sell or pledge (collectively, "Transfer") its rights to its Earned Distribution Fees and to the CDSCs in respect of the Class B shares of any Fund (but may not delegate such Distributor's duties and obligations pursuant hereto or pursuant to any Distribution Agreement in effect from time to time, if any, between each Distributor and the Fund), and the Corporations on behalf of each Fund shall pay to the assignee, purchaser or pledgee or any subsequent assignee, purchaser or pledgee of any thereof (collectively, "Transferees"), as third party beneficiaries, such Distributor's Earned Distribution Fees or CDSCs so transferred, and, the Fund's obligation to pay the same to such Transferees shall be absolute and unconditional (except as provided in clause B above) and shall not be subject to offset, counterclaim or defense, including without limitation, any of the foregoing based on the bankruptcy of such Distributor, provided that, no Transfer shall reduce or extinguish any claim of the Fund against such Distributor's assets not transferred to the Transferees; and

         (v) If, in lieu of paying a portion of the 0.25% per annum portion (the "Shareholder Servicing Fee") of the 1.00 % per annum fee in respect of the net asset value attributable to Class B shares of any Fund to a third party for providing shareholder services in respect of Class B shares of a Fund, the Distributor pays the selling agent selling a Class B share of such Fund at the time of the sale of such Class B share a lump sum payment in exchange for such selling agent's commitment to provide shareholder services to the holder of such Class B share for the twelve month period commencing on the date such Class B share is issued without further compensation from such Fund or any other person, the Distributor will be deemed to have fully earned on the Settlement Date for the sale of such Class B share the Shareholder Servicing Fee that thereafter accrues in respect of the net asset value attributable to such Class B share and any other Class B share of any Fund directly or indirectly derived from such Class B share through reinvestment of distributions, share exchanges or otherwise (the "Earned Service Fee"). Clauses (i), (ii) and (iv) above equally apply to the Distributor's Earned Service Fee and the Earned Distribution Fee. Accordingly, references to "Earned Distribution Fees" in clauses
         (i), (ii) and (iv) above shall include Earned Services Fees.

2. DISTRIBUTION AND SERVICING ACTIVITIES. The amount of the distribution or shareholder servicing fees as set forth in Paragraph 1 may be paid to the Distributor or directly to a Service Organization for any activities or expenses primarily intended to result in the sale or servicing of shares of the Classes, including, but not limited to: (i) compensation to, and expenses, including overhead and telephone expenses, of employees of the Distributor who engage in or support the distribution of shares of the Classes; (ii) advancing commissions to securities dealers for the initial sale of Class B shares, Class C shares, and Class L shares; (iii) printing and distribution of prospectuses, statements of additional information and any supplements thereto, and shareholder reports to persons other than existing shareholders; (iv) preparation, printing and distribution of sales literature and advertising materials; (v) holding seminars and sales meetings with wholesale and retail sales personnel, which are designed to promote the distribution of shares of the Classes; and (vi) compensation to Service Organizations. The Fund or the Distributor may determine the services to be provided by the Service Organizations to shareholders in connection with the sale or servicing of shares of the Classes. All or any portion of the compensation paid to the Distributor may be paid by the Distributor to Service Organizations who sell or service shares of the Classes.

3. DISTRIBUTION AND SERVICING ACTIVITIES OF SERVICE ORGANIZATIONS. Services that a Servicing Organization may provide under an Agreement for which they receive compensation in accordance with the Distribution Plan include, but are not limited to, the following functions: assisting the Distributor in marketing shares of the Funds to prospective investors in, and existing customers of, the Classes (" Customers"); assisting the Distributor in processing purchase, exchange and redemption requests for Customers and in placing such orders with the Funds; providing periodic information to Customers about their holdings of Fund shares; arranging for bank wires or federal funds wires; responding to Customer inquiries concerning their investments in the Funds and the services performed under the Distribution Plan; where required by law, forwarding Fund shareholder communications (such as proxies, shareholder reports, financial statements and dividend, distribution and tax notices) to Customers; assisting Customers in changing dividend options, account designations, and addresses; and providing such other similar services as the Distributor may reasonably request to the extent permitted under applicable laws or regulations.

4. SHAREHOLDER APPROVAL. This Distribution Plan shall not take effect with respect to a Fund or Class until it has been approved by a vote of at least a majority of the outstanding voting securities (as defined in the 1940 Act) of such Fund or Class, if such Distribution Plan is adopted by any Fund or Class after a public offering of such shares.

5. DIRECTOR APPROVAL. This Distribution Plan shall not take effect with respect to a Fund or Class until it, together with any related agreements, has been approved by a vote of both (a) the Board of Directors of a Corporation and (b) those Directors of a Corporation who are not "interested persons" of the Corporation (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Distribution Plan or any agreements related to it (the "Rule 12b-1 Directors"), cast in person at a meeting (or meetings) called for the purpose of voting on this Distribution Plan and such related agreements.

6. TERM. This Distribution Plan shall continue in effect for a term of one year. Thereafter, this Distribution Plan shall continue in force and effect as to a Fund for so long as such continuance is specifically approved, at least annually, in the manner provided for approval of this Distribution Plan in Paragraph 5 and only if the Directors conclude that there is a reasonable likelihood that the Distribution Plan will benefit the Fund and the shareholders of each of the Classes.

7. QUARTERLY REPORTS. The Distributor or any other person authorized to direct the disposition of monies pursuant to the Distribution Plan or any related agreement shall provide to the Board of Directors of the Corporation and the Board of Directors shall review, at least quarterly, a written report of the amounts expended pursuant to the Distribution Plan and any agreements related thereto and the purposes for which such expenditures were made.

8. TERMINATION. This Distribution Plan may be terminated as to any Fund at any time, without payment of any penalty, by vote of a majority of the Rule 12b-1 Directors, or by a vote of a majority of the outstanding voting securities of such Fund.

9. RELATED AGREEMENTS. Any agreement related to this Plan shall be in writing and shall provide that: (a) the agreement may be terminated at any time upon sixty (60) days' written notice, without the payment of any penalty, by vote of a majority of the Rule 12b-1 Directors, or by vote of a majority of the outstanding voting securities of the Fund; (b) the agreement shall automatically terminate in the event of the agreement's assignment (as defined in the 1940
Act); (c) the agreement shall continue in effect for a period of more than one year from the date of the agreement's execution or adoption only so long as such continuance is specifically approved, at least annually, in the manner provided for under Paragraph 5 of this Distribution Plan; and (d) any person authorized to direct the disposition of monies paid or payable to a Fund pursuant to this Distribution Plan provide to the Board of Directors, and the Directors shall review at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

10. SEVERABILITY. The provisions of this Distribution Plan are severable for each Fund and Class and if provisions of the Distribution Plan applicable to a particular Fund or Class are terminated, the remainder of the Distribution Plan provisions' application to the other remaining Funds or Classes shall not be invalidated thereby and shall be given full force and effect. If any action needs to be taken regarding this Distribution Plan that affects a particular Fund or Class, the action shall be taken separately for the Fund or Class affected by the matter. Nothing in this Paragraph 10 shall affect the rights of any Class under its Multi-Class Plan.

11. AMENDMENTS. No material amendment to this Distribution Plan of any kind (including any material increase in the amount of total compensation provided for in Paragraph 1) shall be made unless such amendment is approved in the manner provided for approval and annual renewal of the Distribution Plan in Paragraph 5. In addition, this Distribution Plan may not be amended to increase materially the amount of compensation provided for in Paragraph 1 unless such amendment is approved in the manner provided for initial approval in Paragraph 4.

12. SELECTION AND NOMINATION OF DIRECTORS. While this Distribution Plan is in effect, the selection and nomination of Directors who are not "interested persons" (as defined in the 1940 Act) of a Corporation shall be committed to the discretion of the then current Directors who are not interested persons (as defined in the 1940 Act) of the Corporation.

13. RECORDKEEPING. The Funds shall preserve copies of this Distribution Plan and any related agreements and all reports made pursuant to Paragraph 7 for a period of not less than six (6) years from the date of this Distribution Plan, such agreements or such reports, as the case may be, the first two (2) years in an easily accessible place.

                                   SCHEDULE A
The Funds of the Corporation currently subject to this Distribution Plan are as follows:

                                                        Date of Addition
         CORPORATION/FUND                           TO THIS DISTRIBUTION PLAN